Exhibit 99.1

Ocean Power Technologies, Inc. Announces Fourth Quarter and Full-Year Fiscal 2022 Results

Revenues Increased in Fiscal 2022 as Company Executes Its Growth Strategy to be the Offshore Leader of Data-as-a-Service and Power-as-a-Service

MONROE TOWNSHIP, N.J., July 13, 2022 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine data, power, and consulting service solutions, today announced financial results for its fourth quarter and full-year ended April 30, 2022.

Q4 HIGHLIGHTS:

●	Revenues increased to $756,000 in Q422, driven by growth of Strategic Consulting Services.
●	Continued development of its proprietary next-generation Maritime Domain Awareness (“MDA”) solution, configured to provide cyber-secure autonomous monitoring of large ocean areas, such as windfarms, marine protected areas, and areas of interest to national security, suitable for installation on buoys and vehicles. This MDA solution, initially field tested in October 2021, is undergoing a planned second round of field testing, which commenced during Q1 of Fiscal 2023.
●	Partnered with the Naval Surface Warfare Center’s Port Hueneme Division for its Advanced Naval Technology Exercise Coastal Trident demonstration, where OPT will be deploying a single PowerBuoy equipped with its MDA platform. The demonstration is intended to help provide data and monitoring of several offshore threats, including dark ship tracking, drug and human trafficking, and illegal fishing.

FY22 HIGHLIGHTS:

●	Completed its acquisition of Marine Advanced Robotics (MAR) , which expanded OPT’s commercial offering into autonomous vehicles for maritime data services. MAR is expected to contribute approximately $2.0 million to revenue for Fiscal Year 2023.
●	Revenues increased to $1.76 million in Fiscal 2022, due primarily to MAR and the growth of Strategic Consulting Services.
●	Was notified of a pre-award for a DOE Small Business Innovation Research program (“SBIR”) to support the development of the next generation of our wave energy conversion systems. The project began in August 2021 and was completed in April 2022.
●	Partnered with Sulmara Subsea, a global provider of innovative survey and inspection services to the offshore energy sector, to develop advanced uses for OPT’s WAM-V® autonomous surface vehicles.
●	Received an award for its WAM-V unmanned surface vehicle from the Australian Defense Engineering Group (ADEG) of the Royal Australian Navy via our local partner Blue Zone Group. This will be used as a research and development test bed for the ADEG.
●	Set the path for future growth by strengthening its senior management team with a number of key changes and additions, including Philipp Stratmann as CEO (June 2021), Maria Force as Vice President of Human Resources (November 2021), Bob Powers as CFO (December 2021), Matt Burdyny as Vice President of Sales and Marketing (March 2022), and Ethan Butler as Vice President of Engineering and Operations (May 2022).

Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“Fiscal 2022 was a year of significant progress for our company. We implemented a robust strategy that expanded our revenue generation capability, as reflected in our meaningful growth in revenue for the year. We broadened our strategic partnership base, grew our consulting services, and completed our acquisition of Marine Advanced Robotics. I am pleased with the continued integration of MAR. We expect execution of our strategy to deliver a record $9.0 million in orders in fiscal 2023, much of which should be revenue in the year. I am pleased with the progress we have made and remain keenly focused on becoming the technology leader for offshore Data-as-a-Service and Power-as-a-Service.”

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FINANCIAL HIGHLIGHTS – Q422

●	Revenues – increased to $756,000 for 4Q22, due to growth in Strategic Consulting Services.
●	Engineering and product development costs – decreased by $377,000 from 3Q22 but remain elevated from FY21, mainly due to OPT’s investment in its proprietary MDA platform.
●	Selling, general, and administrative (SG&A) costs – increased from 3Q22 and 4Q21 due primarily to increased equity compensation, expenses related to the acquisition of MAR, and recruiting expenses.
●	Net loss – the Company’s net loss of $5.2 million for Q422 compared to a net loss of $5.2 million for the Q421.

Balance Sheet and Cash Flow

●	We had $57.5 million of combined cash, unrestricted cash, cash equivalents and short-term investments as of April 30, 2022.
●	The Company has no bank debt.
●	Net cash used in operating activities for Fiscal Year 2022 was $21.3 million, compared to $11.7 million for Fiscal Year 2021, primarily due to increase program expenses, acquisition expenses, and associated headcount.

Conference Call & Webcast

As announced on June 14, 2022, OPT will host a conference call and webcast to review its financial and operating results on Thursday, July 14, 2022, at 9:00 A.M. Eastern Time. Investors, analysts, and other interested parties may access the conference call by:

●	877-407-8291 (U.S.)
●	201-689-8345 (International)
●	Webcast link via the Company’s website at www.OceanPowerTechnologies.com/investor-relations

A digital replay will be available by telephone approximately two hours after the call’s completion and until October 14, 2022. Access by dialing 877-660-6853 (U.S.) or 201-612-7415 (International) and using the Conference ID# 13730472. The archived webcast will also be available on the OPT website investor relations page.

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASV) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

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Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission. The Form 10-K is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2022	April 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,885	$83,028
Short-term investments	49,384	—
Restricted cash, short-term	258	384
Accounts receivable	482	350
Contract assets	386	190
Inventory	442	—
Other current assets	467	487
Total current assets	$59,304	$84,439
Property and equipment, net	445	406
Intangibles, net	4,136	274
Right-of-use asset, net	752	1,036
Restricted cash, long-term	219	222
Goodwill	8,537	—
Total assets	$73,393	$86,377
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$905	$687
Accrued expenses	877	1,881
Contract liabilities	129	—
Right-of-use liability, current portion	319	347
Contingent liabilities, current portion	748	—
Litigation payable	—	1,224
Liability classified stock awards	—	60
Paycheck protection program loan, current portion	—	495
Total current liabilities	$2,978	$4,694
Deferred tax liability	203	—
Contingent liabilities, less current portion	843	—
Paycheck protection program loan, less current portion	—	396
Right-of-use liability, less current portion	538	819
Total liabilities	$4,562	$5,909
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	$—	$—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued and outstanding 55,905,213 and 52,479,051 shares, respectively	56	52
Treasury stock, at cost; 23,331 and 21,040 shares, respectively	(341)	(338)
Additional paid-in capital	322,932	315,820
Accumulated deficit	(253,770)	(234,895)
Accumulated other comprehensive loss	(46)	(171)
Total shareholders’ equity	68,831	80,468
Total liabilities and shareholders’ equity	$73,393	$86,377

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
	2022	2021	2022	2021
Revenues	$756	$601	$1,759	$1,206
Cost of revenues	800	1,031	1,860	2,279
Gross loss	$(44)	$(430)	$(101)	$(1,073)
Operating expenses
Engineering and product development costs	$1,828	$1,413	$9,606	$4,747
Selling, general and administrative costs	$3,973	$2,179	$11,906	$7,772
Total operating expenses	$5,801	$3,592	$21,512	$12,519
Operating loss	$(5,845)	$(4,022)	$(21,613)	$(13,592)
Litigation settlement	$—	$(1,224)	$—	$(1,224)
Interest income, net	68	79	124	124
Other income	—	—	60	—
Gain on forgiveness of PPP loan	—	—	890	—
Loss on liquidation of subsidiary	(157)	—	(157)	—
Other expense, net	—	(34)	—	(83)
Foreign exchange (loss) / gain	(1)	1	(1)	15
Loss before income taxes	$(5,935)	$(5,200)	$(20,697)	$(14,760)
Income tax benefit	782	—	1,823	—
Net loss	$(5,153)	$(5,200)	$(18,874)	$(14,760)
Basic and diluted net loss per share	$(0.09)	$(0.10)	$(0.35)	$(0.49)
Weighted average shares used to compute basic and diluted net loss per share	55,834,735	51,286,196	54,010,233	30,018,838

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OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended April 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(18,874)	$(14,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) / loss	1	(15)
Depreciation of fixed assets	144	143
Amortization of intangibles	86	6
Amortization of right of use asset	285	223
Amortization of premium on investments	58	—
Gain on forgiveness of PPP loan	(890)	—
Loss on liquidation of subsidiary	157	—
Compensation expense related to equity compensation	1,169	721
Deferred tax liabilities	(377)	—
Performance obligation shares compensation	(60)	60
Net effect from disposal of property, plant and equipment	—	2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(133)	(245)
Contract assets	(195)	61
Inventory	(292)	—
Other assets	19	106
Accounts payable	217	441
Accrued expenses	(1,004)	761
Litigation payable	(1,224)	1,224
Change in right of use lease liability	(309)	(237)
Contract liabilities	(74)	(165)
Net cash used in operating activities	$(21,296)	$(11,674)
Cash flows from investing activities:
Cash acquired in acquisition	$—	$100
Purchase of short-term investments	(49,442)	—
Purchase of property, plant and equipment	(145)	(26)
Payment for MAR acquisition, net of cash acquired	(4,444)
Net cash (used in) provided by investing activities	$(54,031)	$74
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	$—	$890
Proceeds from loan payable	—	467
Payment of loan payable	—	(467)
Proceeds from stock option exercises	90	184
Payment of payroll taxes related to stock option exercises	—	(245)
Proceeds from issuance of common stock- Aspire financing net of issuance costs	—	14,393
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	—	66,166
Proceeds associated with exercise of common stock warrants	—	2,818
Acquisition of treasury stock	(3)	(36)
Net cash provided by financing activities	$87	$84,170
Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(32)	$134
Net (decrease) / increase in cash, cash equivalents and restricted cash	$(75,272)	$72,704
Cash, cash equivalents and restricted cash, beginning of year	$83,634	$10,930
Cash, cash equivalents and restricted cash, end of year	$8,362	$83,634

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